UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

GREEN STREAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-53279	20-1144153
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

16620 Marquez Ave

Pacific Palisades, CA 90272

(Address of principal executive offices)

(310) 230-0240

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2459.244a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2459.244d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2459.243e-4c))

Item 5.01.	Changes In Control Of Registrant.

The disclosures set forth in Item 5.02 are hereby incorporated by reference into this Item 5.01.

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

On November 9, 2020, Green Stream Holdings, Inc. (the “Registrant”) was advised that Madeleine Cammarata had assigned the 600,000 shares of the Registrant’s Series B Preferred Stock (the “Shares”) to We Work Revocable Trust in connection with Ms. Cammarata’s succession plan due to her compromised health conditions. The assignment of the Shares, which have the right to vote in the aggregate, on all shareholder matters, votes equal to 99% of the total shareholder vote on any and all matters which shareholder have the right to vote on, represented a change in control of the Registrant.

Also on November 9, 2020, Ms. Cammarata resigned as a member of the Board of Directors and as the Registrant’s Chief Executive Officer. In connection with her resignation, the Registrant appointed Eric Fain as a member of the Board of Directors and as Interim Chief Executive Officer.

Eric Fain, 51, Interim Chief Executive Officer, Director. Mr. Fain is a licensed real estate salesperson and currently and since August 2015 has worked as such with Netseekers International. Simultaneously, and from July 2015 to August 2019, Mr. Fain was also a salesperson with Compass. Prior thereto and from July 2002 to June 2015 Mr. Fain was a licensed real estate salesperson with Douglas Elliman and Dreyfus Brokerage Services from June 1996 to July 2001. Mr. Fain received his B.A. in Marketing from Hofstra University.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREEN STREAM HOLDINGS INC.

Date: November 17, 2020	By: /s/ Eric Fain
Name: Eric Fain Title: Interim Chief Executive Officer